                                                                    EXHIBIT 99.1


                       (EAGLE GLOBAL LOGISTICS LETTERHEAD)


                                                                    NEWS RELEASE
================================================================================
FOR IMMEDIATE RELEASE
TUESDAY, AUGUST 12, 2003

                        EGL, INC. ANNOUNCES 16% GROWTH IN
                     GROSS REVENUES AND DILUTED EPS OF $0.14

HOUSTON, AUGUST 12, 2003 - EGL, INC. (NASDAQ: EAGL) announced that it earned $6.5 million of net income for the three months ended June 30, 2003, compared to $938,000 in the second quarter of 2002. Diluted earnings per share for the quarter were $0.14 compared to diluted earnings per share of $0.02 in Q2-2002 and $0.06 in Q1-2003.

FINANCIAL HIGHLIGHTS

o Gross revenues improved on strong air and ocean volumes outside North America and continued growth of North America ground activity.

o        Net revenues increased 14% particularly on stronger margins in North
         America.

o Operating income margin improved to 6.6% as compared to 2.9% for the second quarter of 2002 with North America rebounding from an operating loss in the second quarter of 2002 to an operating income margin of 4.4% for the second quarter of 2003.

                                   THREE MONTHS ENDED                   SIX MONTHS ENDED
$ thousands (except EPS)        6/30/03          6/30/02            6/30/03           6/30/02
                             ------------      ------------      ------------      ------------
Gross revenues               $    526,863      $    454,919      $  1,010,513      $    872,028
      % change                      + 16%                               + 16%
Net revenues                 $    185,530      $    163,155      $    353,096      $    317,275
      % change                      + 14%                               + 11%
Net revenue margin                  35.2%             35.9%             34.9%             36.4%
Operating expenses           $    173,319      $    158,430      $    336,247      $    311,014
Operating income             $     12,211      $      4,725      $     16,849      $      6,261

Net income/(loss)            $      6,467      $        938      $      9,262      $     (2,979)
Diluted EPS                  $       0.14      $       0.02      $       0.20      $      (0.06)


Gross revenues increased 16% from the second quarter of 2002 to $527 million with all products showing increases, especially ocean revenues (up 36% over the same quarter of last year) and increased North America ground volumes (deferred shipment counts up 18%). Net revenue margins of 35.2% were down slightly as deteriorations in ocean margins were only partially offset by higher margins in North America reflecting improved utilization of the air and ground networks.

EGL Chief Executive Officer, Jim Crane, commented, "We continue to see consistent steady progress despite a soft global economy. The 14% net revenue growth, as compared to the second quarter GDP of 2.4%, reflects our ability to leverage our product offerings and global infrastructure to outperform the economy. We expect our continued emphasis on Asia and the Middle East to add to our growth. The



                                       ###

United States operations continue to improve on growth of the deferred product and account penetration through logistics offerings. We were able to close several contracts in the energy sector and secure select project movements as we diversify our customer base. In addition, we continue to focus on internal efficiencies to improve operating margins. In the United States, we launched our new human resources and accounting systems in the second quarter. We are combining these systems with improved operating practices to increase personnel efficiencies."

North America gross revenues of $273 million increased 6%, while net revenues improved 11%, as the deferred shipment volumes continued to grow. The North America net revenue margin of 43.7% improved from 41.7% last year reflecting better utilization of our ground network and growth of the logistics business. The elimination of the dedicated air network last year allowed EGL to adjust quickly on the continued shift by our customers away from priority to deferred shipments. Operating income in North America increased $7.8 million from last year compared to $12.2 million increase in net revenues - an incremental profit of 64% from the additional net revenues. The operating leverage reflects better utilization of the North America ground and facilities network.

Gross revenues outside of North America increased 28% to $254 million. Net revenues increased 18% to $66 million reflecting strong growth in Europe and the Middle East. The net revenue margins were down from 28.3% last year to 26.1% in the second quarter of this year reflecting continued pricing pressures on the air and ocean markets. Operating income outside North America was down from $7.3 million in the second quarter of 2002 to $6.9 million in the second quarter of this year as a result of operating losses on two logistics projects in Europe. The performance on these projects improved significantly during the quarter so that by June the projects were operating near break-even levels. Operating income as a percent of net revenue was 10.4%, compared to 13.0% in the second quarter of last year - operating margins in Asia and South Pacific improved to 21.7% compared to 20.4% last year, South America improved to 14.6% from 4.0% last year while Europe, Africa, India and Middle East were down to 3.0% from 9.0% last year on the aforementioned logistics projects.

Operating income improved by $7.5 million to $12.2 million for the second quarter of 2003. Net income of $6.5 million for this quarter improved by $5.5 million from the second quarter of last year.

THIRD QUARTER AND TOTAL YEAR 2003

EGL expects third quarter 2003 diluted earnings per share of between $0.18-$0.20, compared to $0.12 in the same quarter last year. For the year 2003, EGL expects diluted earnings per share between $0.65 - $0.75, compared to $0.20 per diluted share in 2002.

EARNINGS CONFERENCE CALL

EGL, Inc. plans to host a conference call for shareholders and the investing community on August 12, 2003 at 11 a.m. Eastern time (8 a.m. Pacific) to review results for the quarter ended June 30, 2003. The call can be accessed by dialing
(719) 457-2633, access code 497225 and is expected to last approximately 60 minutes. Callers are requested to dial in at least 5 minutes before the start of the call. The call will also be available through live webcast on the company's website, www.eaglegl.com, on the Investor Relations page. An audio replay will be available until Tuesday, August 26, 2003 at (719) 457-0820, access code 497225.

Second quarter 2003 product and geographic data and air freight statistics are available on EGL's website, www.eaglegl.com on the Investor Relations page.


                               -------------------



                                     -more-

Houston-based EGL, Inc. operates under the name EGL Eagle Global Logistics. EGL is a leading global transportation, supply chain management and information services company dedicated to providing superior flexibility and fewer shipping restrictions on a price competitive basis. With 2002 revenues exceeding $1.86 billion, EGL's services include air and ocean freight forwarding, customs brokerage, local pickup and delivery service, materials management, warehousing, trade facilitation and procurement, and integrated logistics and supply chain management services. The Company's shares are traded on the NASDAQ National Market under the symbol "EAGL".


                               -------------------


                              CAUTIONARY STATEMENTS

The statements in this press release (and statements in the conference call referred to above) regarding projected profitability, adding to growth, improved margins, increased efficiencies, and initiatives in Asia, Europe and the Middle East, third quarter and total year results and diluted earnings per share, our ability to outperform the economy and other statements which are not historical facts, are forward looking statements. Such statements involve risks and uncertainties including, but not limited to, general economic conditions, the results of litigation, the timing and effects of any improvements in the regions and industry sectors in which the Company's customers operate, construction of new facilities and other infrastructure improvements, ability to manage and continue growth, competition and other factors detailed in the Company's 2002 Form 10-K, proxy statement/prospectus and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize (or the consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.




                                     -more-

                                    EGL, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               THREE MONTHS ENDED                SIX MONTHS ENDED
                                                                     JUNE 30,                        JUNE 30,
                                                            ----------------------------    ----------------------------
                                                                2003            2002            2003            2002
                                                            ------------    ------------    ------------    ------------
Revenues                                                    $    526,863    $    454,919    $  1,010,513    $    872,028
Cost of transportation                                           341,333         291,764         657,417         554,753
                                                            ------------    ------------    ------------    ------------
Net revenues                                                     185,530         163,155         353,096         317,275

Operating expenses:
  Personnel costs                                                104,758          90,177         201,573         175,537
  Other selling, general and administrative expenses              68,561          68,253         134,674         135,477
                                                            ------------    ------------    ------------    ------------
Operating income                                                  12,211           4,725          16,849           6,261
Nonoperating expense, net                                         (1,809)         (3,188)         (1,951)        (11,494)
                                                            ------------    ------------    ------------    ------------
Income (loss) before provision (benefit) for income taxes         10,402           1,537          14,898          (5,233)
Provision (benefit) for income taxes                               3,935             599           5,636          (2,041)
                                                            ------------    ------------    ------------    ------------
Income (loss) before cumulative effect of change
  in accounting for negative goodwill                              6,467             938           9,262          (3,192)
Cumulative effect of change in accounting
  for negative goodwill                                               --              --              --             213
                                                            ------------    ------------    ------------    ------------
Net income (loss)                                           $      6,467    $        938    $      9,262    $     (2,979)
                                                            ============    ============    ============    ============


Basic earnings (loss) per share                             $       0.14    $       0.02    $       0.20    $      (0.06)
Diluted earnings (loss) per share                           $       0.14    $       0.02    $       0.20    $      (0.06)

Basic weighted-average common
  shares outstanding                                              47,154          47,895          47,110          47,901
Diluted weighted-average common
  shares outstanding                                              47,424          48,152          47,355          47,901

                                    EGL, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                                                 JUNE 30,    DECEMBER 31,
                                                                  2003          2002
                                                               -----------   -----------
                                     ASSETS
Current assets:
  Cash, cash equivalents, restricted cash
    and short-term investments                                 $    93,636   $   119,295
  Trade accounts receivable, net of allowance                      397,481       371,024
  Other current assets                                              53,335        53,412
                                                               -----------   -----------
         Total current assets                                      544,452       543,731
Property and equipment, net                                        155,014       157,403
Assets held for sale                                                   539           644
Investments in unconsolidated affiliates                            40,147        40,042
Goodwill, net                                                       93,790        81,881
Other assets, net                                                   34,056        18,414
                                                               -----------   -----------
         Total assets                                          $   867,998   $   842,115
                                                               ===========   ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term notes payable                   $    10,637   $     5,639
  Trade payables and accrued transportation costs                  216,955       224,132
  Accrued expenses                                                  47,478        39,445
  Other liabilities                                                 65,511        73,004
                                                               -----------   -----------
         Total current liabilities                                 340,581       342,220
Long-term notes payable                                            109,667       103,993
Other noncurrent liabilities                                         5,835         6,789
Deferred income taxes                                               13,562         3,720
Minority interest                                                    5,935         8,852
Stockholders' equity                                               392,418       376,541
                                                               -----------   -----------
         Total liabilities and stockholders' equity            $   867,998   $   842,115
                                                               ===========   ===========

                                    EGL, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                             SIX MONTHS ENDED
                                                                                                 JUNE 30,
                                                                                       ------------------------------
                                                                                           2003              2002
                                                                                       -------------    -------------
Cash flows from operating activities:
     Net income (loss)                                                                 $       9,262    $      (2,979)
     Adjustments to reconcile net income (loss) to net cash provided by operating activities:
        Depreciation and amortization                                                         15,377           14,869
        Bad debt expense                                                                       4,457            4,821
        Amortization of unearned compensation                                                     --              317
        Deferred income tax expense (benefit)                                                  2,808          (10,715)
        Tax benefit of stock options exercised                                                   200              134
        Equity in earnings of affiliates, net of dividends received                             (105)            (848)
        Minority interests, net of dividends paid                                                636              606
        Transfer to restricted cash                                                           (3,286)          (1,185)
        Cumulative effect of change in accounting for negative goodwill                           --             (213)
        Impairment of investment in an unconsolidated affiliate                                   --            6,653
        Other                                                                                   (114)             766
        Net effect of changes in working capital, net of assets acquired                     (28,573)          34,537
                                                                                       -------------    -------------
Net cash provided by operating activities                                                        662           46,763
                                                                                       -------------    -------------

Cash flows from investing activities:
        Capital expenditures                                                                 (10,832)          (9,813)
        Proceeds from sales of other assets                                                      540            7,350
        Proceeds from sale-lease back transactions                                             1,158            2,462
        Acquisitions of businesses, net of cash acquired                                     (21,084)              --
        Dividend paid to a minority interest partner                                             (93)              --
                                                                                       -------------    -------------
Net cash used in investing activities                                                        (30,311)              (1)
                                                                                       -------------    -------------

Cash flows from financing activities:
        Issuance (repayment) of notes payable                                                     31           (1,528)
        Issuance of common stock for employee stock purchase plan                                272              779
        Proceeds from exercise of stock options                                                1,247              330
                                                                                       -------------    -------------
Net cash provided by (used in) financing activities                                            1,550             (419)
                                                                                       -------------    -------------

Effect of exchange rate changes on cash                                                         (894)             970
                                                                                       -------------    -------------

Increase (decrease) in cash and cash equivalents                                             (28,993)          47,313
Cash and cash equivalents, beginning of the period                                           111,477           77,440
                                                                                       -------------    -------------
Cash and cash equivalents, end of the period                                           $      82,484    $     124,753
                                                                                       =============    =============



         SECOND QUARTER 2003 PRODUCT AND GEOGRAPHIC DATA AND AIR FREIGHT
           STATISTICS ARE AVAILABLE ON EGL'S WEBSITE, WWW.EAGLEGL.COM
                         ON THE INVESTOR RELATIONS PAGE.